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[VIROLOGIC LOGO]                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                      CONTACT:
AUGUST 5, 2003                                             Karen Wilson, CFO
                                                           (650) 624-4164
                                                           kwilson@virologic.com

                     VIROLOGIC ANNOUNCES SECOND QUARTER 2003
                                FINANCIAL RESULTS

      -- Company Reports Increased Revenue, Improved Gross Margin and Lower
                    Net Loss Versus Second Quarter of 2002 --

SOUTH SAN FRANCISCO, CALIF., August 5, 2003 -- ViroLogic, Inc. (NASDAQ: VLGC) today reported financial results for the second quarter and six months ended June 30, 2003.

The Company reported revenue of $8.0 million for the second quarter of 2003, an increase of 19 percent over revenue of $6.7 million for the second quarter of 2002. The growth was primarily attributed to enhanced sales of the Company's patient testing products, which rose to $6.1 million in the second quarter of 2003 from $4.7 million in the second quarter of 2002, an increase of 31 percent.

Gross margin on product revenue was 45 percent in the second quarter of 2003 compared to 42 percent reported during the same quarter last year. Operating costs and expenses for the second quarter of 2003 were $10.2 million, compared to $12.2 million for the same period in 2002. This decrease was the result of ongoing operational improvements and economies of scale, and was partially offset by higher costs associated with increased testing volume.

Net loss for the second quarter of 2003 was $2.2 million, or $0.07 per common share, compared to a net loss of $5.5 million, or $0.22 per common share, for the same period in 2002.

In the second quarter of 2003, the Company recorded stock dividends to preferred stockholders of $0.5 million, resulting in net loss applicable to common stockholders of $0.09 per common share. In the second quarter of 2002, the Company recorded stock dividends to preferred stockholders of $0.3 million, resulting in net loss applicable to common stockholders of $0.24 per common share.
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SIX MONTH RESULTS

The Company reported revenue of $14.9 million for the first half of 2003, an increase of 21 percent over revenue of $12.4 million for the same period of 2002. Operating costs and expenses for the first half of 2003 were $19.7 million, compared to $24.2 million for the same period of 2002. This decrease was the result of ongoing operational improvements and economies of scale, and was partially offset by higher costs associated with increasing testing volume.

Net loss for the first half of 2003 was $4.7 million, or $0.16 per common share, compared to a net loss of $11.6 million, or $0.51 per common share, for the same period in 2002.

In the first half of 2003, the Company recorded a non-cash deemed dividend to preferred stockholders of $2.2 million resulting from a warrant exchange approved by the Company's stockholders on February 4, 2003 relating to the sale of Series C convertible preferred stock, and recorded stock dividends to preferred stockholders of $1.0 million, resulting in net loss applicable to common stockholders of $0.27 per common share. In the first half of 2002, the Company recorded a non-cash deemed dividend to preferred stockholders of $2.9 million from the sale of Series B convertible preferred stock, and recorded stock dividends to preferred stockholders of $0.5 million, resulting in net loss applicable to common stockholders of $0.65 per common share. The Company had $9.1 million of cash, restricted cash and short-term investments at June 30, 2003.

"We believe steady growth of our patient testing business combined with disciplined expense management will keep us on track to achieve our 2003 guidance," said Bill Young, CEO and Chairman of ViroLogic. "Patient testing growth is largely driven by increasing recognition of the importance and value of HIV drug resistance testing. Recently published guidelines emphasize a broadening of the applicability of resistance testing and, for the first time, specifically discuss replication capacity measurement, which is commercially available only from ViroLogic's assays. In addition, we remain on the cutting edge by developing new technology through grants that validate our leadership role in drug resistance and provide a non-dilutive means to fund our ongoing research and development efforts."

RECENT ACHIEVEMENTS AND UPCOMING EVENTS

- ViroLogic and collaborators presented seven studies at the 2nd International AIDS Society Conference on HIV Pathogenesis and Treatment in Paris, including a


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      pioneering study demonstrating the utility of ViroLogic's Replication
      Capacity assay as a predictor of clinical progression to AIDS;

- ViroLogic received three Small Business Innovation Research (SBIR) grants from the National Institute of Allergy and Infectious Diseases (NIAID), a division of the U.S. National Institutes of Health, for more than $3 million over three years. The grants will be used to develop analytical and database tools to facilitate the identification of drug resistant HIV strains and to aid in the development of the next generation of anti-viral therapeutics;

- ViroLogic researchers and collaborators presented 13 studies at the 12th International HIV Drug Resistance Workshop held in June in Cabo San Lucas, Mexico, which demonstrated the wide applicability of ViroLogic's drug resistance testing technology in the treatment of HIV;

- Paper published in the April issue of the journal AIDS reported the first multi-year study to demonstrate that phenotypic (i.e., PhenoSense(TM) HIV) drug susceptibility testing is correlated with sustained long-term virological outcomes; and

- ViroLogic researchers and collaborators are scheduled to present numerous studies using the Company's technology at the 43rd ICAAC, September 14-17, in Chicago and at the AIDS Vaccine 2003 conference in New York, September 18-21.

CONFERENCE CALL DETAILS

ViroLogic will hold a conference call today at 5:00 p.m. EDT to discuss second quarter 2003 earnings results. The call will be hosted by Mr. Bill Young, Chairman & CEO of ViroLogic, Inc. To participate in the teleconference, please call 800-884-5695 fifteen minutes before the conference begins and ask to be connected to the ViroLogic teleconference. International callers please dial 617-786-2960. The call will also be webcast live at http://www.virologic.com/webcast.html. Please see web site for details.

ABOUT VIROLOGIC

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company's products are designed to help doctors optimize treatment regimens that lead to better patient outcomes and reduced costs. ViroLogic's technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines targeted at emerging drug-resistant

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viruses. More information about the Company and its technology can be found on its web site at www.virologic.com.

Certain statements in this press release are forward-looking, including statements relating to anticipated growth in sales of testing products and ongoing benefits from cost reduction measures, expectations regarding 2003 guidance, the development of new technology, the receipt of non-dilutive grants, projected cash flow positive operations, continued acceptance of the Company's products for patient testing and increasing demand from vaccine and drug development partners. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company's products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated, the risk that ViroLogic may not continue to realize anticipated benefits from its cost-cutting measures, the risk that preliminary investigations initiated by governmental agencies may continue for a prolonged period and may not be concluded in the manner expected by ViroLogic, whether the Company is able to maintain compliance with NASDAQ listing requirements, the timing of pharmaceutical company clinical trials, whether payors will authorize reimbursement for its products, whether the FDA or any other agency will decide to regulate ViroLogic's products or services, whether the Company will encounter problems or delays in automating its processes, whether ViroLogic successfully introduces new products, whether others introduce competitive products, whether intellectual property underlying the Company's PhenoSense technology is adequate, whether licenses to third party technology will be available, whether ViroLogic is able to build brand loyalty and expand revenues, and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of other factors that may cause ViroLogic's actual events to differ from those projected, please refer to the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.


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                                 VIROLOGIC, INC.
                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      Three months ended                 Six months ended
                                                            June 30,                         June 30,
                                                     2003             2002             2003             2002
                                                   --------         --------         --------         --------
                                                          (Unaudited)                       (Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenue:
   Product revenue                                 $  7,786         $  6,430         $ 14,337         $ 11,923
   Contract revenue (a)                                 167              227              584              442
                                                   --------         --------         --------         --------
      Total revenue                                $  7,953         $  6,657         $ 14,921         $ 12,365
Operating costs and expenses:
  Cost of product revenue                             4,268            3,761            8,087            7,186
  Research and development                            1,089            2,862            2,435            5,817
  General and administrative                          2,375            2,638            4,841            5,382
  Sales and marketing                                 2,469            2,976            4,311            5,848
                                                   --------         --------         --------         --------
Total operating costs and expenses                   10,201           12,237           19,674           24,233
                                                   --------         --------         --------         --------
Operating loss                                       (2,248)          (5,580)          (4,753)         (11,868)
Interest income                                          26               92               63              198
Interest expense                                        (36)             (80)             (88)            (171)
Other income                                             52              108              104              243
                                                   --------         --------         --------         --------
Net loss                                             (2,206)          (5,460)          (4,674)         (11,598)
Deemed dividend to preferred stockholders                --               --           (2,155)          (2,860)
Preferred stock dividend                               (506)            (258)            (973)            (466)
                                                   --------         --------         --------         --------
Net loss applicable to common stockholders         $ (2,712)        $ (5,718)        $ (7,802)        $(14,924)
                                                   ========         ========         ========         ========
BASIC AND DILUTED AMOUNTS
PER COMMON SHARE:
Net loss                                           $  (0.07)        $  (0.22)        $  (0.16)        $  (0.51)
Dividends to preferred stockholders                   (0.02)           (0.02)           (0.11)           (0.14)
                                                   --------         --------         --------         --------
Net loss applicable to common stockholders         $  (0.09)        $  (0.24)        $  (0.27)        $  (0.65)
                                                   ========         ========         ========         ========
Weighted average shares used in computing
basic and diluted net loss per common share          29,643           24,289           29,001           22,815


                                                         June 30,    December 31,
                                                          2003          2002 (b)
                                                         -------        --------
                                                       (Unaudited)
BALANCE SHEET DATA
Cash, cash equivalents and short-term investments        $ 8,352        $ 11,145
Accounts receivable, net                                   4,390           4,924
Working capital                                            9,034            (239)
Restricted cash                                              776             707
Total assets                                              25,992          30,486
Long term obligations, less current portion                  249             419
Redeemable convertible preferred stock                     4,249           4,249
Total stockholders' equity                               $15,202        $  7,014

(a) Contract revenue consists of NIH grant, commercial development and other revenue. The costs associated with contract revenue for the three and six months ended June 30, 2003 totaled $145,000 and $335,000, respectively, compared to $227,000 and $442,000, respectively, for the corresponding periods in 2002, and are included in research and development expenses.

(b) The balance sheet data is derived from audited financial statements for the year ended December 31, 2002, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.


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